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                                                                       Exhibit C

                           STOCK PURCHASE AGREEMENT

     Stock Purchase Agreement (the "Agreement"), dated as of July 12, 2000, between LEE S. CASTY ("Seller") and SCOTT J. BAKAL, as Trustee of Casty Grantor Subtrust ("Purchaser").

                               R E C I T A L S:
                               ---------------

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, Three Million, Sixty One Thousand, Four Hundred and Ten (3,061,410) shares (the "Shares") of the Common Stock of IFX Corporation, a Delaware corporation ("IFX"), upon the terms and subject to the conditions set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby incorporate the above recitals in this Agreement and do hereby agree as follows:

                                   ARTICLE I
                                   ---------

                               Purchase and Sell
                               -----------------

     1.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth herein, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares.

     1.2 Purchase Price. In consideration for the sale of the Shares, at the Closing (as defined in Section 2.1), Purchaser shall pay to Seller the sum of Twenty Two Million, Nine Hundred and Sixty Thousand, Five Hundred and Seventy-five Dollars ($22,960,575) (the "Purchase Price") representing a per share fair market value of Seven Dollars and fifty cents ($7.50).

     1.3 Payment of Purchase Price. The Purchase Price shall be payable by the delivery of a promissory note (the "Note"), a form of which is attached hereto as Exhibit A.

                                  ARTICLE II
                                  ----------

                                    Closing
                                    -------

     2.1 Closing. The closing (the "Closing") shall take at the offices of Neal, Gerber & Eisenberg, 2 North LaSalle Street, Suite 2200, Chicago, Illinois 60602, or at such other time or place as the parties may agree, within three (3) business days after receipt by Purchaser of an amendment to the IFX Corporation Stockholders Agreement dated as of June 15, 2000, permitting the sale of Shares to Purchaser, but in no event later than August 31, 2000.

     2.2 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser the following, in each case duly executed by the parties thereto (other than Purchaser):

          (a) the stock certificate or certificates representing the Shares together with stock powers relating thereto;
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          (b) an executed counterpart to that certain Pledge Agreement between
     Seller and Purchaser;

          (c) such other documents as Purchaser shall reasonably request in order to consummate the transactions contemplated hereby; and

          (d) An amendment to the Stockholders Agreement among IFX Corporation, Seller, and certain other parties thereto dated as of June 15, 2000.

     2.3 Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller the following, in each case duly executed by Purchaser:

          (a) the Note;

          (b) an executed counterpart to that certain Pledge Agreement between Seller and Purchaser; and

          (c) such other documents as Seller shall reasonably request in order to consummate the transactions contemplated hereby.

                                  ARTICLE III
                                  -----------

                   Representations and Warranties of Seller
                   ----------------------------------------

     Seller represents and warrants on the date hereof as follows:

     3.1 Power and Capacity. Seller has full power and capacity to execute, deliver and perform this Agreement.

     3.2 Due Execution. This Agreement has been, and the other documents to be executed and delivered by Seller hereunder will be, duly executed and delivered by Seller.

     3.3 Legal, Valid and Binding Obligations. This Agreement and the other documents to be executed and delivered by Seller hereunder are, or upon the execution and delivery thereof as contemplated hereby will be, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

     3.4 No Conflict. None of the execution, delivery or performance of this Agreement by Seller will conflict with, result in a breach of or constitute a default or require the consent of or filing with any third party under, any contract, agreement or other instrument to which Seller is a party or by which Seller is bound or affected or any law, statute, rule, regulation, ordinance, writ, order or judgment to which Seller is subject or by which Seller is bound or affected.

     3.5 Liens and Encumbrances. Seller has, and upon transfer to Purchaser in accordance with the terms hereof Purchaser will have, good and marketable title to the Shares, free and clear of all mortgages, liens, claims, encumbrances and other security arrangements or restrictions of any kind.

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                                  ARTICLE IV
                                  ----------

                  Representations and Warranties of Purchaser
                  -------------------------------------------

     Purchaser represents and warrants on the date hereof as follows:

     4.1 Status. Purchaser is a trust duly formed and in existence under the laws of the state of its formation with full right, power and authority to execute, deliver and perform this Agreement.

     4.2 Authority; Due Execution. The execution, delivery and performance of this Agreement by Purchaser has been authorized by all necessary action on the part of Purchaser. This Agreement has been, and the other documents to be executed and delivered by Purchaser hereunder will be, duly executed and delivered by Purchaser.

     4.3 Legal, Valid and Binding Obligations. This Agreement and the other documents to be executed and delivered by Purchaser hereunder are, or upon the execution and delivery thereof as contemplated hereby will be, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

     4.4 No Conflict. None of the execution, delivery or performance of this Agreement by Purchaser will conflict with, result in a breach of or constitute a default or require the consent of or filing with any third party under the trust instrument of Purchaser, any contract, agreement or other instrument to which Purchaser is a party or by which it or its assets are bound or affected or any law, statute, rule, regulation, ordinance, writ, order or judgment to which Purchaser is subject or by which it or its assets are bound or affected.

     4.5 Investment Intent. Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to the distribution thereof.

                                   ARTICLE V
                                   ---------

                                 Miscellaneous
                                 -------------

     5.1 Survival. The representations, warranties and agreements of the parties contained in this Agreement shall not be discharged or dissolved upon, but shall survive, the execution of this Agreement and the closing of the transactions contemplated hereby.

     5.2 Additional Documents. From time to time after execution of this Agreement, each of the parties hereto will, without additional consideration, execute and deliver such further instruments and documents and take such other actions as may be reasonably requested by the other party hereto in order to carry out the purposes of this Agreement.

     5.3 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     5.4 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior written and/or

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oral agreements between them with respect thereto. Further, this Agreement may not be modified except in writing signed by the parties hereto.

     5.5 Headings. The descriptive headings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

     5.6 Notices. Any and all notices, designations, consents, offers, acceptances or other communications provided for herein shall be in writing and may be personally served, telecopied or sent by either overnight courier or United States mail and shall be deemed to have been given when delivered in person, upon transmission (and receipt of confirmed answerback) if sent via facsimile, upon receipt if sent via overnight courier, or three (3) business days after deposit in the United States mail, registered or certified, with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 5.6) shall be as follows:

                    In the case of Seller:

                    Lee S. Casty
                    707 Skokie Blvd.
                    Northbrook, IL  60062

                    In the case of Purchaser:

                    Casty Grantor Subtrust
                    c/o Scott J. Bakal, Trustee
                    Neal, Gerber & Eisenberg
                    Two North LaSalle Street
                    Chicago, Illinois  60606

     5.7 Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Illinois (without regard to its conflicts of law principles).

     5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute the same documents.

     5.9 Trustee Liability. This Agreement to the extent executed by any person or entity in his or her capacity as trustee or co-trustee of a trust, is executed by such person or entity solely as such trustee and not in an individual capacity. The execution by such person or entity of this Agreement in his or her capacity as trustee or co-trustee shall not create any liability on, or require the performance of any covenant by, any such trustee individually nor subject the individual property of any trustee to any liability.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:                           PURCHASER:

Lee S. Casty                      Casty Grantor Subtrust

/s/ Lee S. Casty                  By: /s/ Scott J. Bakal
____________________________      ____________________________
                                      Scott J. Bakal, Trustee

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                                   EXHIBIT A
                                Promissory Note
                                ---------------

                                  (Attached)

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